Exhibit 99.1

D and Z Media Acquisition Corp. Announces Pricing of

$250 Million Initial Public Offering

Atlanta, Georgia, January 26, 2021 — D and Z Media Acquisition Corp. (the “Company”), today announced the pricing of its initial public offering of 25,000,000 units at a price of $10.00 per unit. The units are expected to be listed on the New York Stock Exchange and trade under the ticker symbol “DNZ.U” beginning today. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A common stock and warrants will be listed on the New York Stock Exchange under the symbols ‘‘DNZ’’ and ‘‘DNZ WS,’’ respectively.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although it intends to focus on businesses related to media, education technology, or ed-tech, and other related industries. Intercontinental Exchange (NYSE: ICE) and Navigation Capital Partners, Inc. are members of the Company’s sponsor.

Goldman Sachs & Co. LLC is acting as book running manager and Loop Capital Markets LLC is acting as co-manager. The Company has granted the underwriters a 45-day option to purchase up to 3,750,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing prospectus-ny@ny.email.gs.com; or Loop Capital Markets LLC, 111 W. Jackson Boulevard, Suite 1901, Chicago, IL 60604, Attn: Equity Capital Markets, by telephone at 312-913-4900 or by emailing LoopECM@loopcapital.com.

A registration statement relating to the securities became effective on January 25, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on January 28, 2021, subject to customary closing conditions.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Alex Jorgensen, Prosek Partners

ajorgensen@prosek.com

D and Z Media Acquisition Corp.

ir@dandzmedia.com